Exhibit 10.4

Description of Performance Criteria and Range of Certain Awards under the Long-Term Performance Award Program for the period January 2, 2005 through December 29, 2007

The Long-Term Performance Award Program under the Stanley Works 2001 Long-Term Incentive Plan for the performance period commencing January 2, 2005 and ending December 29, 2007 provides for the grant of performance units to the members of our senior executive team that are settled in shares of Stanley Common Stock if and to the extent corporate financial goals are achieved over the performance period. The performance criteria approved by the Compensation and Organization Committee under the 2005 to 2007 Long-Term Performance Award Program are based on achievement of corporate earnings per share and return on capital employed targets over the three year performance period from January 2, 2005 to December 29, 2007.

The range of performance units to be granted under the 2005 to 2007 Long-Term Performance Award Program to our Chief Executive Officer and other four most highly compensated executive officers for achievement of threshold performance is from 1,848 to 8,155 performance units, for achievement of target performance is from 3,697 to 16,311 performance units, and for achievement of maximum performance is from 7,394 to 32,622 performance units.